Exhibit 4(w)

[FORM OF FLOATING RATE GE CAPITAL INTERNOTE]

This debt is not guaranteed under the Federal Deposit Insurance Corporation’s
Temporary Liquidity Guarantee Program.

Floating Rate GE Capital InterNote

REGISTERED	REGISTERED
No. _________	[ ][1]
CUSIP: ______

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Notes in definitive registered form, this registered global note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

[1] Insert Principal Amount.

GENERAL ELECTRIC CAPITAL COMPANY
FLOATING RATE GE CAPITAL INTERNOTE

[1]	Insert Principal Amount.

[2]	If eligible for DTC clearing.

[3]	Insert Optional Payment Amount if the Note has a dual-currency feature.

ORIGINAL ISSUE DATE: MATURITY DATE: SPECIFIED (FACE AMOUNT) CURRENCY:[4,5] INTEREST RATE BASIS: APPLICABILITY OF ANNUAL REDEMPTION	INITIAL INTEREST DATE: INTEREST ACCRUAL DATE: MAXIMUM INTEREST RATE: MINIMUM INTEREST RATE: INDEX MATURITY: OPTION ELECTION DATES:[3]	SPREAD (PLUS OR MINUS): ALTERNATE RATE EVENT SPREAD: SPREAD MULTIPLIER: INTEREST PAYMENT PERIOD: INTEREST RESET PERIOD: INTEREST RESET	INITIAL REDEMPTION DATE: INITIAL REDEMPTION PERCENTAGE: OPTIONAL REPAYMENT DATE(S): YIELD TO MATURITY: AMOUNT OF OID: ISSUE PRICE:

PERCENTAGE INCREASE: If yes, state each redemption date and redemption price: APPLICABILITY OF ANNUAL REDEMPTION REDUCTION: If yes, state Annual Percentage Reduction:	OPTIONAL PAYMENT CURRENCY:[3] DESIGNATED EXCHANGE RATE:[3] NOTES ALSO REPRESENTED BY DTC GLOBAL NOTE: ☐ Yes[6] ☐ No	DATES: APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION OR REDEMPTION: If yes, state Issue Price: INDEXED CURRENCY:[4] CURRENCY BASE[4] RATE:	DESIGNATED CMT TELERATE PAGE:

Calculation Agent:	IF INTEREST RATE BASIS IS LIBOR:

DESIGNATED LIBOR PAGE:
[ ] Reuters Page: _______________
[ ] Telerate Page: _____________

INTEREST CALCULATION:	DAY COUNT CONVENTION
[ ] Regular Floating Rate Note	[ ] Actual/360 for the period
[ ] Floating Rate/Fixed Rate	from to
Fixed Rate Commencement Date:	[ ] Actual/Actual to the period
Fixed Interest Rate:	from to
[ ] Inverse Floating Rate Note
Fixed Interest Rate:	[ ] Other: (Specify)

ADDENDUM ATTACHED:

4 If Note has dual currency feature.

5 If Note has index feature.

6 If Notes of the same Tranche are also to be represented by a global note (a “DTC Global Note”) registered in the name of a nominee for The Depository Trust Company.

[ ] Yes
[ ] No

OTHER PROVISIONS:

General Electric Capital Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), for value received, hereby promises to pay to Cede & Co., or registered assignees, the principal sum of     on the Maturity Date specified above (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon from the Original Issue Date specified above at a rate per annum equal to the Initial Interest Rate specified above until the first Interest Reset Date next succeeding the Original Issue Date specified above, and thereafter at a rate per annum determined in accordance with the provisions specified on the reverse hereof until the principal hereof is paid or duly made available for payment (except as provided below). The Company will pay interest in arrears monthly, quarterly, semiannually, or annually as specified above as the Interest Payment Period on each Interest Payment Date (as specified above), commencing with the first Interest Payment Date next succeeding the Original Issue Date specified above, and on the Maturity Date (or any redemption or repayment date); provided, however, that if the Original Issue Date occurs between a Record Date, as defined below, and the next succeeding Interest Payment Date, interest payments will commence on the second Interest Payment

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Date succeeding the Original Issue Date to the registered holder of this Note on the Record Date with respect to such second Interest Payment Date; and provided, further, that if an Interest Payment Date (other than maturity) would fall on a day that is not a Business Day (this and certain other capitalized terms used herein are defined on the reverse of this Note), such Interest Payment Date shall be the following day that is a Business Day, except that if the Interest Rate Basis specified above is LIBOR and such next Business Day falls in the next calendar month, the Interest Payment Date shall be the immediately preceding day that is a Business Day.

Payment of the principal of this Note, any premium and the interest due at the Maturity Date (or any redemption or repayment date) will be made in immediately available funds upon surrender of this Note at the office or agency of such paying agent as the Company may determine maintained for that purpose in the Borough of Manhattan, The City of New York (a “Paying Agent”), or at the office or agency of such other Paying Agent as the Company may determine.

Interest on this Note will accrue initially from the Original Issue Date and thereafter will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for and such interest thereafter will accrue until the principal hereof has been paid or duly made available for payment (except as provided below). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Note) is registered at the close of business on the first day of the calendar month in which the interest payment date occurs (whether or not a business day) (each such date a “Record Date”); provided, however, that interest payable on the Maturity Date (or any redemption or repayment date) will be payable to the person to whom the principal hereof shall be payable.

Payment of the principal of and premium, if any, and interest on this Note will be made in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts; provided, however, that payments of interest, other than interest due at maturity (or any redemption or repayment date) will be made by United States dollar check mailed to the address of the person entitled thereto as such address shall appear in the Note register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee, as defined on the reverse hereof, by manual signature, this Note shall not be entitled to any benefit under the Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal.

DATED:	GENERAL ELECTRIC CAPITAL CORPORATION

[SEAL]	By:

Title:

Attest:

By:

Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Tranche designated therein described in the within-mentioned Indenture.

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THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Officer
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[FORM OF REVERSE OF NOTE]

This Note is one of a duly authorized issue of GE Capital InterNotes, having maturities from nine months to 60 years from the date of issue (the “Notes”) of the Company. The Notes are issuable under a Third Amended and Restated Indenture, dated as of February 27, 1997 between the Company and The Bank of New York Mellon, as successor trustee, as supplemented by the First Supplemental Indenture dated as of May 3, 1999, the Second Supplemental Indenture dated as of July 2, 2001, the Third Supplemental Indenture dated as of November 22, 2002 and the Fourth Supplemental Indenture dated as of August 24, 2007 (such indenture as amended and as supplemented to the date hereof being referred to herein as the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Company, the Trustee and the holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. The Bank of New York Mellon at its corporate trust office in The City of New York has been appointed the registrar and as a Paying Agent with respect to the Notes. The Calculation Agent will be appointed pursuant to the applicable pricing supplement. The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Indenture. To the extent not inconsistent herewith, the terms of the Indenture are hereby incorporated by reference herein.

This Note will not be subject to any sinking fund and will not be redeemable or subject to repayment at the option of the holder prior to maturity, except as provided below.

This Note may be redeemed at the option of the Company on any date on and after the Initial Redemption Date, if any, specified above (the “Redemption Date”). If no Initial Redemption Date is set forth above, this Note may not be redeemed at the option of the Company prior to the Maturity Date. On and after the Initial Redemption Date, if any, this Note may be redeemed at any time in whole or from time to time in part in increments of $1,000 (provided that any remaining principal hereof shall be at least $1,000) at the option of the Company at the applicable Redemption Percentage set forth above together with interest thereon payable to the Redemption Date, on notice given to the holder of this Note not more than 60 nor less than 30 days prior to the Redemption Date. In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof shall be issued in the name of the holder of this Note upon the surrender hereof.

Unless otherwise indicated on the face of this Note, this Note shall not be subject to repayment at the option of the holder prior to the Maturity Date. If so indicated on the face of this Note, this Note may be subject to repayment at the option of the holder on the Optional Repayment Date or Dates specified on the face hereof on the terms set forth herein. On any Optional Repayment Date, this Note will be repayable in whole or in part in increments of $1,000 (provided that any remaining principal amount hereof shall be at least $1,000) at the option of the holder hereof at a price equal to 100% of the principal amount to be repaid, together with interest hereon payable to the date of repayment. For this Note to be repaid in whole or in part at the option of the holder hereof, the Company must receive at the corporate trust office of the Paying Agent in the Borough of Manhattan, The City of New York, at least 30 days but not more than 60 days prior to the repayment, (i) this Note with the form entitled “Option to Elect Repayment” on the reverse hereof duly completed or (ii) a telegram, facsimile transmission or a letter from a member of a national securities exchange or a member of Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company in the United States which must set forth the name of the holder of the Note, the principal amount of this Note, the principal amount of this Note to be repaid, the certificate number or a description of the tenor and terms of this Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse hereof, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, facsimile transmission or letter; provided, however, that such telegram, facsimile transmission or letter from a member of a national securities exchange or a member of FINRA, or a commercial bank or trust company in the United States shall only be effective if in such case, this Note and form duly completed are received by the Company by such fifth Business Day. Exercise of such repayment option by the holder hereof shall be irrevocable. In the event of repayment of this Note in part only, a new Note or Notes for the amount of the

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unpaid portion hereof shall be issued in the name of the holder hereof upon cancellation hereof, but only in an authorized denomination.

This Note will bear interest at the rate determined as follows:

1.	If this Note is designated as a Regular Floating Rate Note on the face hereof, then, except as described below, this Note shall bear interest at the rate determined by reference to the applicable Interest Rate Basis shown on the face hereof (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described on the face hereof. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date specified on the face hereof; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate, and (ii) unless otherwise specified on the face hereof, the interest rate in effect hereon for the ten calendar days immediately prior to a Maturity Date or redemption or repayment date shall be that in effect on the tenth calendar day preceding such date.

2.	If this Note is designated as a Floating Rate/Fixed Rate Note on the face hereof, then, except as described below, this Note shall initially bear interest at the rate determined by reference to the applicable Interest Rate Basis shown on the face hereof (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described on the face hereof. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date specified on the face hereof; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate; (ii) unless otherwise specified on the face hereof, the interest rate in effect hereon for the ten calendar days immediately prior to the Fixed Rate Commencement Date shall be that in effect on the tenth calendar day preceding the Fixed Rate Commencement Date; and (iii) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such a rate is specified on the face hereof, or if no such Fixed Interest Rate is so specified, the interest rate in effect hereon on the day immediately preceding the Fixed Rate Commencement Date.

3.	If this Note is designated as an Inverse Floating Rate Note on the face hereof, then, except as described below, this Note will bear interest equal to the Fixed Interest Rate indicated on the face hereof minus the rate determined by reference to the applicable Interest Rate Basis shown on the face hereof (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described on the face hereof; provided, however, that the interest rate hereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Rate Reset Date specified on the face hereof; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate, and (ii) unless otherwise specified on the face hereof, the interest rate in effect hereon for the ten calendar days immediately prior to a Maturity Date or redemption or repayment date shall be that in effect on the tenth calendar day preceding such date.

4.	Notwithstanding the foregoing, if this Note is designated on the face hereof as having an Addendum attached, the Note shall bear interest in accordance with the terms described in such Addendum.

Except as provided above, the interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined on the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined on the Interest Determination Date immediately preceding the next preceding Interest Reset Date. Each Interest Rate Basis shall be the rate determined in accordance with the applicable provision below. If any Interest Reset Date (which term includes the term Initial Interest Reset Date unless the context otherwise requires) would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that if an Interest Rate Basis specified on the face hereof is LIBOR and such next Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.

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The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to the CD Rate, Commercial Paper Rate, Federal Funds Rate, Prime Rate and CMT Rate will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the “FHLB of San Francisco”) publishes the Index (as defined below). The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to LIBOR shall be the second London Business Day preceding such Interest Reset Date unless the Index Currency is (i) pounds sterling, in which case the Interest Determination Date will be the applicable Interest Reset Date or (ii) Euro, in which case the Interest Determination Date will be the second Target Settlement Date (as defined below) preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to the Treasury Rate shall be the day of the week in which such Interest Reset Date falls on which Treasury bills normally would be auctioned; provided, however, that if an auction is held on the Friday of the week preceding such Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on any Interest Reset Date, then the Interest Reset Date shall instead be the first Business Day following the date of such auction.

The “Calculation Date” pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date or redemption or repayment date, as the case may be.

Determination of Federal Funds Rate. If the Interest Rate Basis specified on the face hereof is the Federal Funds Rate, the Federal Funds Rate with respect to this Note shall be determined on each Interest Determination Date and shall be the rate on that date for federal funds, as published in H.15(519) prior to 11:00 A.M., New York City time, on the Calculation Date for that interest determination date under the heading “Federal Funds (Effective)” and displayed on Reuters, or any successor service, on Reuters Screen FEDFUNDS1 Page or any other page that may replace the specified page on that service (“Reuters Page FEDFUNDS1”).

The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

•	If the rate is not published in H.15(519) by 11:00 A.M., New York City time, on the Calculation Date or does not appear on Reuters Page FEDFUNDS1, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update, or any other recognized electronic source for the purposes of displaying the applicable rate, under the caption “Federal Funds (Effective).”

•	If the rate described above does not appear on the Reuters Page FEDFUNDS1 or is not published in H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds quoted, as of 11:00 A.M., New York City time, on the business day following such interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City selected by the Calculation Agent (after consultation with the Company).

•	If fewer than three brokers selected by the Calculation Agent are quoting as described above, the Federal Funds Rate for that Interest Determination Date will be the same rate used in the prior Interest Reset Period.

Determination of LIBOR. If the Interest Rate Basis specified on the face hereof is LIBOR, LIBOR with respect to this Note for any Interest Determination Date will be the average of the offered rates for deposits in U.S. dollars having the index maturity described in the applicable pricing supplement commencing on the related interest reset date, as the rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two offered rates appear on the designated LIBOR Reuters page, except that, if the designated LIBOR Reuters Page by its terms only provides for a single rate, that single rate will be used.

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If fewer than two of the rates described above appear on that page or no rate appears on any page on which only one rate normally appears, then the Calculation Agent will determine LIBOR as follows:

•	The Company will select four major banks in the London interbank market, which may include our affiliates or affiliates of the agents. On the Interest Determination Date, those four banks will be requested to provide their offered quotations for deposits in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date to prime banks in the London interbank market at approximately 11:00 A.M., London time.

•	If at least two quotations are provided, the Calculation Agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, the Company will select three major banks in New York City, which may include the Company’s affiliates or affiliates of the agents. On the interest determination date, those three banks will be requested to provide their offered quotations for loans in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date to leading European banks at approximately 11:00 A.M., New York City time. The Calculation Agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than three New York City banks selected by the Company are quoting rates, LIBOR for that Interest Reset Period will remain LIBOR then in effect on that Interest Determination Date.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on Reuters Screen LIBOR01 Page (or any other page as may replace such page on that service for the purpose of displaying the London interbank offered rates of major banks for U.S. dollars).

Determination of Prime Rate. If the Interest Rate Basis specified on the face hereof is the Prime Rate, the Prime Rate with respect to this Note shall be determined on each Interest Determination Date and shall be the rate as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that interest determination date under the heading “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above:

•	If the Prime Rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the Prime Rate will be the rate as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

•	If the rate described above is not published in H.15(519) or H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates publicly announced by each bank that appears on the Reuters screen USPRIME1, as defined below, as that bank’s prime rate or base lending rate as in effect on that interest determination date.

•	If fewer than four, but more than one, rates appear on the Reuters screen USPRIME1, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by four major money center banks in The City of New York selected by the calculation agent (after consultation with the Company).

•	If fewer than two rates appear, the Prime Rate will be determined based on the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the Calculation Agent (after consultation with the Company).

•	If the banks selected by the Calculation Agent are not quoting as described above, the prime rate for the Interest Determination Date will be the same as the rate used for the prior Interest Reset Period.
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“Reuters screen USPRIME1” means the display designated as page “USPRIME1” on the Reuters Money 3000 Xtra (or any other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

Determination of Treasury Rate. If the Interest Rate Basis specified on the face hereof is “Treasury Rate,” the Treasury Rate with respect to this Note shall be: the rate from the most recent auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity specified on the face hereof, as it appears under the caption “INVEST RATE” in either Reuters Screen USAUCTION10 Page or Reuters Screen USAUCTION11 Page, or such other page that may replace that page on that service or a successor service.

If the rate cannot be determined as described above, the Treasury Rate will be determined as follows:

(1)          If by 3:00 P.M., New York City time, on the related Calculation Date, Treasury bills of the Index Maturity described on the face hereof have been auctioned on an Interest Determination Date during that Interest Reset Period, but the rate for such Interest Determination Date does not appear under the caption “INVEST RATE” as described above, the Treasury Rate will be the auction average rate for such Treasury bills (expressed as a bond equivalent, on the basis of a year of 365 or 366 days as applicable, and applied on a daily basis) for such auction as otherwise announced by the U.S. Department of the Treasury.

(2)          If the results of the auction of Treasury bills are not so published by 3:00 p.m., New York City time, on the Interest Determination Date, or if no such auction is held in the five business days preceding such Interest Determination Date, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Interest Determination Date of such Treasury bills having the specified Index Maturity as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Auction high.”

(3)          If such rate is not so published in H.15(519) by 3:00 p.m., New York City time, on the related Interest Determination Date, the rate on such Interest Determination Date of such Treasury bills will be as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction high.”

(4)          If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, of three leading primary U.S. government securities dealers in the City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified index maturity.

(5)          If fewer than three dealers are providing quotes, the Treasury Rate for that Interest Determination Date will be the same as the rate used in the prior Interest Reset Period.

The “Bond Equivalent Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield =	D x N
360 - (D x M)

where “D” refers to the applicable per annum rate for the security, quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

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            Notwithstanding the foregoing, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified on the face hereof. The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing on or before each Calculation Date. The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States Federal law of general application.

            At the request of the holder hereof, the Calculation Agent will provide to the holder hereof the interest rate hereon then in effect and, if determined, the interest rate that will become effective as of the next Interest Reset Date.

Interest payments on this Note will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid) to but excluding the related Interest Payment Date; provided, however, that if the Interest Reset Period with respect to this Note is daily or weekly, each interest payment will include interest accrued from and including the date of issue or from but excluding the last Regular Record Date to which interest has been paid, as the case may be, through and including the Regular Record Date next preceding the applicable Interest Payment Date, unless otherwise specified on the face hereof; and provided, further, that the interest payment with respect to this Note made on the Maturity Date will include interest accrued to but excluding the Maturity Date (or earlier redemption or repayment date). Unless otherwise indicated on the face of this Note, interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.

            Accrued interest hereon shall be calculated by multiplying the face amount hereof by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last day to which interest has been paid or duly provided for, to the date for which accrued interest is being calculated. Unless otherwise specified on the face hereof, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, if the Interest Rate Basis specified on the face hereof is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the CMT Rate, or by the actual number of days in the year if the Interest Rate Basis specified on the face hereof is the Treasury Rate. If the Interest Rate Basis specified on the face hereof is LIBOR and the currency specified on the face hereof is Euro, the face of this Note may indicate that the interest factor for each such day will be computed by dividing the rate applicable to such day by the actual number of days in the year.

            All percentages resulting from any calculation will be to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.9876545% (or .09876545) would be rounded to 9.87655% (or. 0987655), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

In the case where the Maturity Date (or any redemption or repayment date) does not fall on a Business Day, payment of premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date (or any redemption or repayment date), and no interest shall accrue for the period from and after the Maturity Date (or any redemption or repayment date) to such next succeeding Business Day.

This Note is unsecured and ranks pari passu with all other unsecured and unsubordinated indebtedness of the Company.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof, unless otherwise indicated on the face thereof.

The Bank of New York Mellon has been appointed registrar for the Notes (the “Registrar”, which term includes any successor registrar appointed by the Company), and the Registrar will maintain at its office in The City of New York a register for the registration and transfer of Notes. This Note may be transferred at the aforesaid office of the Registrar by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form

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approved by the Registrar or other transfer agent and duly executed by the registered holder hereof in person or by the holder’s attorney duly authorized in writing, and thereupon the Registrar shall issue in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions for an equal aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that the Registrar will not be required to register the transfer of or exchange any Note that has been called for redemption in whole or in part, or as to which the holder thereof has elected to cause such Note to be repaid in whole or in part, except the unredeemed or unpaid portion of Notes being redeemed or repaid in part, or to register the transfer of or exchange Notes to the extent and during the period so provided in the Indenture with respect to the redemption of Notes. Notes are exchangeable at said office for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions. All such exchanges and transfers of Notes will be free of charge, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form approved by the Registrar and executed by the registered holder in person or by the holder’s attorney duly authorized in writing. The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case any Note shall at any time become mutilated, destroyed, lost or stolen, or is apparently destroyed, lost or stolen, and such Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Registrar, a new Note of like tenor will be issued by the Company in exchange for the Note so mutilated or defaced, or in lieu of the Note so destroyed or lost or stolen, but, in the case of any destroyed or lost or stolen Note only upon receipt of evidence satisfactory to the Registrar and the Company that such Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

The Indenture provides that if an Event of Default (as defined in the Indenture) with respect to any series of debt securities issued under the Indenture, including the series of GE Capital InterNotes, of which this Note forms a part, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding under the Indenture, by notice in writing to the Company (and to the Trustee if given by securityholders of such series), may declare the principal of all debt securities of such series and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal (or premium, if any) or interest on such debt securities) by the holders of a majority in principal amount of the debt securities of such series then outstanding.

The Indenture permits the Company, when authorized by resolution of the Board of Directors, and the Trustee, with the consent of the holders of not less than 66-2/3% in aggregate principal amount of the notes of each series (each series voting as a class) affected by such supplemental indenture at the time outstanding, including the series of GE Capital InterNotes, of which this Note forms a part, to enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the notes of each such series or the coupons appertaining to such notes; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any note, or reduce the rate or extend the time of payment of interest, if any, thereon, or reduce the principal amount or premium, if any, thereof, or make the principal thereof or premium, if any, or interest, if any, thereon payable in any coin or currency other than that provided in any note, or adversely affect the right of repayment, if any, at the option of the holder without the consent of the holder of each note so affected, or (ii) reduce the aforesaid percentage of notes of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holder of each note so affected. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of notes, or which modifies the rights of the holders of notes of such series or of coupons appertaining to such notes with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of notes of any other series or of coupons appertaining to such notes.

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            All determinations referred to above made by the Company or its agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

So long as this Note shall be outstanding, the Company will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of the Notes. The Company may designate other agencies for the payment of said principal, premium, if any, and interest at such place or places (subject to applicable laws and regulations) as the Company may decide. So long as there shall be any such agency, the Company shall keep the Trustee advised of the names and locations of such agencies, if any are so designated.

With respect to moneys paid by the Company and held by the Trustee or any Paying Agent for the payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), such moneys shall be so repaid to the Company. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Company may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

No provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein and in the Indenture prescribed unless otherwise agreed between the Company and the registered holder of this Note.

The Company or any agent of the Company, the Registrar or the Trustee may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Registrar, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, or premium, if any, or the interest on, this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuer hereof, expressly waived and released.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

As used herein:

(a)	the term “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided further, that, with respect to LIBOR notes (other than those denominated in Euro), such day is also a London Business Day.

(b)	the term “London Business Day” means a day on which commercial banks are open for business (including dealings in the Designated LIBOR Currency) in London, England.

(c)	the term “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

(d)	all other terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.
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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM-as tenants in common TEN ENT-as tenants in the entireties JT TEN-as joint tenants with right of ownership and not as tenants in common

UNIF GIFT MIN ACT-	Custodian

(Cust)	(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.
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OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably request(s) the Issuer to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned, at (Please print or typewrite name and address of the undersigned)

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof (which shall be $1,000 or any integral multiple thereof ) which the holder elects to have repaid: ___________; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid):

Date:

NOTICE:	The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement.
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SURVIVOR’S OPTION RIDER

If the Survivor’s Option is applicable to this Note, the Authorized Representative (defined below) of a deceased beneficial owner of the Note shall have the option to elect repayment or repurchase of such Note following the death of the beneficial owner (a “Survivor’s Option”). Unless specifically provided on the face of this Note, the Survivor’s Option may not be exercised unless the Note was acquired by the beneficial owner or the estate of the beneficial owner at least six months prior to such election.

If the Survivor’s Option is applicable to this Note, upon the valid exercise of the Survivor’s Option, the Company shall repay, the Note (or portion thereof), properly tendered for repayment by or on behalf of the person (the “Authorized Representative”) that has authority to act on behalf of the deceased beneficial owner of a Note under the laws of the appropriate jurisdiction (including, without limitation, the personal Authorized Representative or executor of the deceased beneficial owner or the surviving joint owner of the deceased beneficial owner) at a price equal to 100 % of the principal amount of the deceased beneficial owner’s beneficial interest in such Note plus accrued interest to the date of such repayment or repurchase, subject to the following limitations:

(a) The Company may, in its sole discretion, limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted from all deceased beneficial owners in any calendar year (the “Annual Put Limitation”) to an amount equal to the greater of $2,000,000 or 2% of the outstanding principal amount of all Notes as of the end of the most recent calendar year, or such greater amount as the Company in its sole discretion may determine for any calendar year, and may limit to $250,000 in any calendar year, or such greater amount as the Company in its sole discretion may determine for any calendar year, the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted in such calendar year for any individual deceased beneficial owner (the “Individual Put Limitation”).

(b) The Company shall not make principal repayments pursuant to exercise of the Survivor’s Option in amounts that are less than $1,000, and, in the event that the limitations described in the preceding sentence would result in the partial repayment of any Note, the principal amount of such Note remaining outstanding after repayment must be at least $1,000 (the minimum authorized denomination of the Notes).

(c) Any Note (or portion thereof) tendered pursuant to a valid exercise of the Survivor’s Option may not be withdrawn.

Each Note (or portion thereof) that is tendered pursuant to valid exercise of the Survivor’s Option shall be accepted in the order that tenders of all such Notes are received by the Trustee, except for any Note (or portion thereof) the acceptance of which would contravene (i) the Annual Put Limitation, if applied, or (ii) the Individual Put Limitation, if applied, with respect to the relevant individual deceased beneficial owner. If, as of the end of any calendar year, the aggregate principal amount of Notes (or portions thereof) that have been tendered pursuant to the valid exercise of the Survivor’s Option during such year has exceeded either the Annual Put Limitation, if applied, or the Individual Put Limitation, if applied, for such year, any exercise(s) of the Survivor’s Option with respect to Notes (or portions thereof) not accepted during such calendar year because such acceptance would have contravened either such limitation, if applied, shall be deemed to be tendered in the following calendar year in the order all such Notes (or portions thereof) were originally tendered. Any Note (or portion thereof) accepted for repayment or repurchase pursuant to exercise of the Survivor’s Option shall be repaid or repurchased on the first Interest Payment Date that occurs 20 or more calendar days after the date of such acceptance. In the event that a Note (or any portion thereof) tendered for repayment or repurchase pursuant to valid exercise of the Survivor’s Option is not accepted, the Trustee shall deliver a notice by first-class mail to the Authorized Representative, that states the reason such Note (or portion thereof) has not been accepted for payment.

In order for a Survivor’s Option to be validly exercised with respect to any Note (or portion thereof), the Trustee must receive from the Authorized Representative (i) a written request for repayment or repurchase signed by the Authorized Representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust

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company having an office or correspondent in the United States, (ii) tender of a Note (or portion thereof) to be repaid or repurchased, (iii) appropriate evidence satisfactory to the Trustee and the Company that (A) the deceased was the beneficial owner of such Note at the time of death and the interest in such Note was acquired by the deceased beneficial owner at least six months prior to the request for repayment or repurchase, (B) the death of such beneficial owner has occurred, and the date of such death, and (C) the Authorized Representative has authority to act on behalf of the deceased beneficial owner, (iv) if applicable, a properly executed assignment or endorsement, (v) if the interest in such Note is held by a nominee of the deceased beneficial owner, a certificate or letter satisfactory to the Trustee and the Company from such nominee attesting to the deceased’s beneficial ownership in such Note, (vi) tax waivers and such other instruments or documents that the Trustee and the Company reasonably require in order to establish the validity of the beneficial ownership of the Notes and the claimant’s entitlement to payment, and (vii) any additional information the Trustee or the Company requires to evidence satisfaction of any conditions to the exercise of such Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment or repurchase of such Note. Subject to the Company’s right hereunder to limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted in any one calendar year, all questions as to the eligibility or validity of any exercise of the Survivor’s Option will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

The death of a person holding a beneficial interest in a Note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of the beneficial owner of the Note, and the entire principal amount of the Note so held shall be subject to repayment or repurchase. However, the death of a person holding a beneficial interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to the deceased person’s interest in the Note. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a Note will be deemed the death of the beneficial owner of such Note for purposes of this provision, regardless of the registered holder of the Note, if such beneficial interest can be established to the satisfaction of the Trustee and the Company. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, the beneficial interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in the Note during his or her lifetime.

For Notes represented by a Global Note, the Depositary or its nominee shall be the holder of such Note and therefore shall be the only entity that can exercise the Survivor’s Option for such Note. To obtain repayment or repurchase pursuant to exercise of the Survivor’s Option with respect to such Note, the Authorized Representative must provide to the broker or other entity through which the beneficial interest in such Note is held by the deceased beneficial owner (i) the documents described in clauses (i), (iii), (vi) and (vii) of the second preceding paragraph and (ii) instructions to such broker or other entity to notify the Depositary of such Authorized Representative’s desire to obtain repayment or repurchase pursuant to exercise of the Survivor’s Option. Such broker or other entity shall provide to the Trustee (i) the documents received from the Authorized Representative referred to in clause (i) of the preceding sentence and (ii) a certificate satisfactory to the Trustee and the Company from such broker or other entity stating that it represents the deceased beneficial owner. Such broker or other entity shall be responsible for disbursing any payments it receives pursuant to exercise of the Survivor’s Option to the appropriate Authorized Representative.

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